Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FOSSIL, INC.

Fossil, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:                              That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Third Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that the Certificate of Incorporation of the Company be amended by changing Article I so that, as amended, said Article shall be and read as follows:

ARTICLE I

The name of the Corporation is Fossil Group, Inc.”

SECOND:               That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (the “DGCL”) at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:                          That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Fossil, Inc. has caused this Certificate of Amendment to be signed on its behalf, by Randy S. Hyne, its Vice President, General Counsel and Secretary, this 22nd day of May 2013.

FOSSIL, INC.

By:	/s/ Randy S. Hyne
	Name:	Randy S. Hyne
	Title:	Vice President, General Counsel and Secretary